Exhbit 10.11

                           AMENDMENT NUMBER 1 TO
                            EMPLOYMENT AGREEMENT


         This Amendment (this "Amendment") to Employment Agreement, dated as of May 23, 2002 (the "Employment Agreement"), is entered into by and between James Thorburn ("Executive") and ZiLOG, Inc. (the "Company"), a Delaware corporation.

         WHEREAS, Executive and the Company have entered into that certain Employment Agreement as of January 7, 2002, (the "Original Agreement"); and

         WHEREAS, Executive and the Company desire to amend the Original Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the agreements contained herein, the parties hereto agree that Section 2.4 of the Original Agreement is hereby amended and restated in its entirety as follows:

         "2.4     Stock Purchase.

                  (a) Stock purchase upon employment. On the Effective Date or as soon thereafter as is practical, and on each of the first three anniversaries of the Effective Date, the Company will sell Executive 176,465 shares of Common Stock for a purchase price of $.01 per share, subject to the terms, restrictions and conditions and pursuant to the ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan attached hereto as Exhibit A (the "Omnibus Plan") and any applicable Award Agreement (as defined in the Omnibus Plan).

                  (b) EBITDA-linked stock options. On the Effective Date or as soon thereafter as is practical, the Company will grant Executive an option to purchase 209,140 shares of Common Stock exercisable at the fair market value for the Common Stock on the date of grant, subject to the terms and conditions and pursuant to the Omnibus Plan and any applicable Award Agreement."

                  Except as modified above, the Employment Agreement remains in full force and effect.



                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date above first written.



                                             ZiLOG, INC.

                                             By: /s/
                                                -------------------------------
                                             Name:
                                             Title:


                                             JAMES THORBURN


                                                 /s/ James Thorburn
                                             ----------------------------------